UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  January 29, 2013

Skinny Nutritional Corp.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER:  0-51313

Nevada	88-0314792
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1100 East Hector Street, Suite 391
Conshohocken, PA 19428
(Address and zip code of principal executive offices)

(610) 784-2000
(Registrant’s telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On January 29, 2013, Skinny Nutritional Corp. (the “Company”), was notified by Trim Capital LLC, that Trim Capital has terminated, effective immediately, the Securities Purchase Agreement dated June 28, 2012 entered into between the Company and Trim Capital (the “Purchase Agreement”) and Amendment No. 1 thereto dated August 14, 2012.

Pursuant to the Purchase Agreement, the Company issued a senior secured promissory note in the principal amount of $1,000,000 (the “First Secured Note”) and pursuant to Amendment No. 1 to the Purchase Agreement, the Company issued an additional senior secured promissory note in the principal amount of $270,000 (the “Second Secured Note” and together with the First Secured Note, the “Secured Notes”).  In addition, pursuant to the Purchase Agreement, on June 28, 2012, the Company and Trim Capital entered into a Security Agreement and an Intellectual Property Security Agreement under which the Company granted Trim Capital a first priority lien on all of the Company’s assets other than its inventory and receivables, for which the lien held by Trim Capital is subordinated to the Company’s senior lender under a prior credit facility.

In its January 29, 2013 notification, Trim Capital also declared an event of default under the terms of the Secured Notes, the Security Agreement  and the Intellectual Property Security Agreement and further declared that all unpaid principal due under the Secured Notes, and interest thereon, are immediately due and payable.  In its notice letter, Trim Capital also demanded payment of $450,000 for its reasonable fees and expenses incurred in connection with the transactions contemplated by the Purchase Agreement. In total, Trim Capital demanded payment within three days of a total of $1,826,999.76 and stated its intention to exercise all remedies available to it under the Security Agreement and Intellectual Property Security Agreement if timely payment is not made.

As previously reported by the Company, on October 19, 2012, in light of the failure of the parties to conduct a second closing under the Purchase Agreement, the Company and Trim Capital entered into a Standstill Agreement (the “Standstill Agreement”) pursuant to which they agreed to continue their discussions regarding the status of, and obligations under, the Purchase Agreement. The Standstill Agreement provided that the parties will forebear from commencing or prosecuting any claims against the other or their respective affiliates during a 60-day standstill period and that Trim Capital shall, subject to certain exceptions and conditions, abide by certain standstill provisions. In addition, the parties had agreed that during the standstill period, they will discuss a plan with respect to the obligations under the Purchase Agreement and the Secured Notes and that during such period the Company will consider various strategic and/or financing transactions in order to address its obligations under the Purchase Agreement and the Secured Notes and to provide for additional working capital.  Further, as of December 18, 2012, the Company and Trim Capital agreed to extend the standstill period for an additional 30-day period. However, although the parties have held additional discussions during the standstill period, to date, no further extension of the Standstill Agreement has been agreed upon and the parties have not reached any alternative resolution of their respective rights and obligations under the Purchase Agreement, the Secured Notes and the other agreements entered into pursuant to the Purchase Agreement.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth under Item 1.02 of this Current Report on Form 8-K is incorporated by reference herein. Based upon the Company’s current cash position, the Company is not currently able to repay the amounts claimed by Trim Capital to be due and payable. Although the Company believes that Trim Capital is willing to continue its discussions regarding the resolution of these matters, Trim Capital may immediately attempt to exercise its rights to foreclose on the Company’s assets pursuant to the terms of the Security Agreement and the Intellectual Property Security Agreement. Accordingly, the Company intends to continue its efforts to negotiate a restructuring plan for this obligation, although there can be no assurance that it will be successful in those efforts and the Company may be required to seek protection under federal bankruptcy laws.

The foregoing events, unless waived or rescinded, may also result in an event of default under certain of the Company’s other obligations, including pursuant to Company’s revolving line of credit under its factoring agreement. Currently, the Company’s factoring arrangement runs through April 1, 2013 and the maximum borrowing limit is $2,000,000.  Further, these developments may also provide termination rights to counterparties to certain of the Company’s obligations, operating agreements and other arrangements, including the Company’s manufacturing and license agreement with Cliffstar LLC and may also result in an event of default under the Company’s $705,000 in aggregate principal amount of subordinated convertible notes. With respect to these subordinated notes, following the Company’s exercise of its right to extend the maturity date, these notes are due on various dates between November 2013 and March 2014. Under the terms of these notes, the Company had agreed to issue an aggregate of 23,500,000 additional common stock purchase warrants to the holders in consideration of extending the maturity date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Skinny Nutritional Corp.

	By:	/s/ Michael Salaman
	Name:	Michael Salaman
	Title:	Chief Executive Officer
Date: February 4, 2013